UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2019

Mallinckrodt public limited company

(Exact name of registrant as specified in its charter)

Ireland	001-35803	98-1088325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Lotus Park, The Causeway, Staines-Upon-Thames
Surrey TW18 3AG, United Kingdom
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  +44 017 8463 6700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, par value $0.20 per share	MNK	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02    Results of Operations and Financial Condition.

As described in further detail under Item 2.03 below, on July 11, 2019 Mallinckrodt plc (“Mallinckrodt”) provided information regarding Mallinckrodt’s outstanding cash and debt balances as of June 28, 2019 as part of Exhibit 99.1 attached hereto. The amounts shown on Exhibit 99.1 are unaudited and preliminary, are subject to completion of financial closing procedures that could result in changes to the amounts, and do not present all information necessary for an understanding of the Company's financial condition as of June 28, 2019. The information in this Current Report on Form 8-K, including Exhibit 99.1, should be read in conjunction with the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 11, 2019, MEH Inc., a wholly owned indirect subsidiary of Mallinckrodt, borrowed $400.0 million as a revolving loan (the “Revolving Loan”) under the revolving credit facility (the “Revolving Credit Facility”) established pursuant to that certain Credit Agreement, dated as of March 19, 2014 (as amended, supplemented or otherwise modified, the “Credit Agreement”), among Mallinckrodt, Mallinckrodt International Finance S.A., Mallinckrodt CB LLC, the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent. Pursuant to the terms of the Credit Agreement, the Revolving Loan matures on February 28, 2022, and is prepayable prior to such date, in whole or in part, without premium or penalty at the election of the borrowers. After giving effect to the incremental borrowing of the Revolving Loan, there is $95.0 million of remaining availability under the Revolving Credit Facility.

The revolver draw provides increased liquidity to Mallinckrodt through the planned separation of the Specialty Generics business in the second half of 2019. The proceeds from the Revolving Loan will be used to continue to execute on a capital allocation strategy focused primarily on debt reduction, as well as general business needs. The additional liquidity better positions the Company to continue to redeem higher cost or discounted debt and accelerate progress toward its stated deleveraging goals.

During the second quarter of 2019, Mallinckrodt reduced debt by $302.2 million contributing to a total debt reduction of $669.1 million since September 28, 2018, prior to the announcement of the planned separation of the Specialty Generics business. Mallinckrodt expects to recognize a gain of approximately $65.0 million in conjunction with second quarter debt repurchases transacted at a discount. See Exhibit 99.1 attached hereto for a schedule showing Mallinckrodt’s outstanding cash and debt balances as of June 28, 2019. Mallinckrodt remains committed to reducing net debt by greater than $1 billion between announcement of the planned separation of the Specialty Generics business and completion.

Completion of the planned separation of the Specialty Generics business remains subject to certain conditions, including Mallinckrodt plc board approval, an opinion from tax counsel regarding the treatment of the spin-off as generally tax-free for U.S. federal income tax purposes to Mallinckrodt shareholders and the Securities and Exchange Commission declaring the registration statement on Form 10 effective. There can be no assurance regarding the final allocation of assets between the two companies, the ultimate timing of the proposed separation, or that the separation will be completed.

Forward-Looking Statements

Statements in this document that are not strictly historical, including statements regarding the contemplated use of proceeds from the Revolving Credit Facility, our plan to reduce our net debt, the proposed Specialty Generics spin-off and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things, our ability to generate sufficient cash to reduce our indebtedness as well as the proposed spin-off of the Specialty Generics business, including the allocation of assets and liabilities between the two companies, the anticipated indebtedness of the two companies upon and following completion of the separation, the costs associated with the contemplated separation and spin-off, the expected benefits of the transaction and the expected timeframe to complete such a transaction. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Mallinckrodt’s filings with the SEC, including the “Risk Factors” section of Mallinckrodt’s Annual Report on Form 10-K for the fiscal year ended December 28, 2018. The forward-looking statements made herein speak only as of the date hereof and Mallinckrodt does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
99.1	Schedule of outstanding cash and debt balances as of June 28, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MALLINCKRODT PUBLIC LIMITED COMPANY
(registrant)

Date:	July 11, 2019	By:	/s/ Bryan M. Reasons
Bryan M. Reasons
Executive Vice President and Chief Financial Officer (principal financial officer)